SEC 1745 (02-02)     Potential  persons who  are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                                 Lincoln Bancorp
                                (Name of Issuer)

                         Common Stock, without par value
                         (Title of Class of Securities)

                                   532879 10 3
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]    Rule 13d-1(b)
[ ]    Rule 13d-1(c)
[X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 532879 10 3
--------------------------------------------------------------------------------

               1.   Names of Reporting Persons.

                    I.R.S. Identification Nos. of above persons (entities only).
                    T. Tim Unger
                    ------------------------------------------------------------

               2. Check the Appropriate Box if a Member of a Group (See Instructions)

                    (a) N/A
                        --------------------------------------------------------
                    (b)
                        --------------------------------------------------------

               3.   SEC Use Only
                                ------------------------------------------------


               4.   Citizenship or Place of Organization
                    United States of America
                    ------------------------------------------------------------


               5.   Sole Voting Power               217,739
                                        ----------------------------------------


Number of      6.   Shared Voting Power               44,859
Shares                                   ---------------------------------------
Beneficially
Owned by       7.   Sole Dispositive Power             217,739
Each                                        ------------------------------------
Reporting
Person With
               8.   Shared Dispositive Power            44,859
                                             -----------------------------------

               9. Aggregate Amount Beneficially Owned by Each Reporting Person 262,598 Shares
                    ------------------------------------------------------------

               10.  Check  if  the  Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions)    N/A
                                              ----------------------------------


               11.  Percent of Class Represented by Amount in Row (9)    5.8%
                                                                      ----------

               12.  Type of Reporting Person (See Instructions)
                    IN
                    ------------------------------------------------------------

Item 1.

(a)  Lincoln Bancorp

(b)  1121 East Main Street, P.O. Box 510, Plainfield, Indiana 46168-0510


Item 2.

(a)  T. Tim Unger

(b) c/o Lincoln Bancorp, 1121 East Main Street, P.O. Box 510, Plainfield, Indiana 46168-0510

(c)  United States of America

(d)  Lincoln Bancorp Common Stock, without par value

(e)  532879 10 3


Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
        (c), check whether the person filing is a:

N/A


Item 4. Ownership

(a)  262,598

(b)  5.8%

(c)  (i)   217,739
     (ii)  44,859
     (iii) 217,739
     (iv)  44,859


Item 5. Ownership of Five Percent or Less of a Class

N/A


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A


Item 8. Identification and Classification of Members of the Group

N/A


Item 9. Notice of Dissolution of Group

N/A


Item 10. Certification

N/A

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 2004
                                        ----------------------------------------
                                        Date


                                        By: /s/ T. Tim Unger
                                            ------------------------------------
                                            T. Tim Unger